Exhibit 99.1

Unique Fabricating Appoints Doug Cain as Chief Executive Officer

Brings Extensive and Relevant Profit-Focused Expertise in Multinational Settings

Auburn Hills, MI - September 17, 2019 -- Unique Fabricating, Inc. (NYSE American: UFAB), a leader in engineering and manufacturing multi-material foam, rubber, and plastic components utilized in noise, vibration and harshness management and air/water sealing applications for the automotive and industrial market, today announced it has appointed Doug Cain as its new President and Chief Executive Officer. Mr. Cain will begin work September 30, 2019.

Mr. Cain brings more than 30 years of leadership and operational experience with a relevant track record of success in high volume production environments. Over the last 12 years, Mr. Cain served in a series of positions with increasing responsibility for the Mubea Group, a global market leader in the development and manufacture of automotive suspension, powertrain, and body components with innovative features that reduce vehicle weights, improve performance, and help protect the environment by lowering CO2 emissions. Recently, Mr. Cain served as CEO of Mubea North America where he was responsible for the activities of 13 sites in the U.S. and Mexico, including manufacturing, supply chain, sales, and engineering.

"After conducting an extensive search that resulted in a number of highly qualified candidates, Doug Cain’s relevant expertise, including experience in the automotive industry and specifically working with all North American producing automotive OEMs and their tier 1 and tier 2 suppliers convinced the Board that he was the ideal candidate to be Unique Fabricating’s new CEO,” said Richard Baum, Chairman of the Board. “Doug brings the right vision, leadership experience, discipline, financial acumen and operational expertise to drive Unique Fabricating’s transformation forward.”

Mr. Cain noted “The various roles I have held over three decades in diverse industries and in a variety of market conditions have positioned me well to lead turnarounds and create significant cultural changes to drive improved financial performance. I look forward to the opportunity of working with Unique Fabricating’s respected workforce, management team, and Board of Directors to provide superior value to all stakeholders through a passionate

Exhibit 99.1

commitment to best-in-class product and service. These activities should result in expanded opportunities for our associates and in improved profitable growth, cash flow, and returns for our shareholders.”

About Unique Fabricating, Inc.
Unique Fabricating, Inc. (NYSE American: UFAB) engineers and manufactures components for customers in the automotive and industrial appliance markets. The Company’s solutions are comprised of multi-material foam, rubber, and plastic components and utilized in noise, vibration and harshness (NVH) management, acoustical management, water and air sealing, decorative and other functional applications. Unique leverages proprietary manufacturing processes, including die cutting, thermoforming, compression molding, fusion molding, and reaction injection molding to manufacture a wide range of products including air management products, heating ventilating and air conditioning (HVAC), seals, fender stuffers, air ducts, acoustical insulation, door water shields, gas tank pads, light gaskets, topper pads, mirror gaskets and glove box liners. The Company is headquartered in Auburn Hills, Michigan. For more information, visit http://www.uniquefab.com/.

Investor Contact:
FNK IR
Rob Fink
646-809-4048
rob@fnkir.com

Source: Unique Fabricating, Inc